Exhibit 5.1
September 6, 2007

Eddie Bauer Holdings, Inc.
10401 NE 8th Street
Suite 500
Bellevue, Washington 98004

Re:	Eddie Bauer Holdings, Inc. Registration Statement on Form S-3 File No. 333-144385
Ladies and Gentlemen:
     We have acted as special counsel to Eddie Bauer Holdings, Inc., a Delaware corporation (the “Company”) and its subsidiaries listed on Schedule 1 attached hereto (the “Subsidiary Guarantors”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by certain selling security holders from time to time of up to $75,000,000 aggregate principal amount of the Company’s 5.25% Convertible Senior Notes due 2014 (the “Notes”), the shares of common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Notes and the guarantees by certain subsidiaries of the Company of the Notes (the “Guarantees”). The Notes were issued under an indenture (the “Indenture”) dated April 4, 2007 among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Eddie Bauer Holdings, Inc.
September 6, 2007

     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that:
1.	The Notes have been duly authorized by the Company and are valid and binding obligations of the Company and are entitled to the benefits of the Indenture.

2.	The Guarantees are valid and binding obligations of the Subsidiary Guarantors.

3.	When certificates representing the shares of Common Stock, in the form of the specimen certificate examined by us, initially reserved for issuance upon conversion of the Notes have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock, and have been delivered against surrender of the converted Notes in accordance with the terms of the Indenture, the Common Stock so issued will be validly issued, fully paid and non-assessable.
               The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York and the General Corporate Law of the State of Delaware.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness; (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to indemnification and contribution.

C.	This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.
               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are

Eddie Bauer Holdings, Inc.
September 6, 2007

within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Schedule 1

Name	Jurisdiction of Organization
Eddie Bauer, Inc.	Delaware
Eddie Bauer Fulfillment services, Inc.	Delaware
Eddie Bauer Diversified Sales, LLC	Delaware
Eddie Bauer Services, LLC	Ohio
Eddie Bauer International Development, LLC	Delaware
Eddie Bauer Information Technology, LLC	Delaware